Exhibit 99.1



                                                          [National Steel Logo
                                                               GRAPHIC OMITTED]
_______________________________________________________________________________
                                                     National Steel Corporation
                                                     4100 Edison Lakes Parkway
                                                     Mishawaka, IN  46545-3440

NEWS RELEASE
------------

Media Contact:    Tamara J. Freeman
                  (574) 273-7558

Investor Contact: William E. McDonough
                  (574) 273-7414


                 National Steel Plan of Liquidation Confirmed


         Mishawaka, Indiana -- October 23, 2003--National Steel announced today that the United States Bankruptcy Court for the Northern District of

Illinois confirmed the First Amended Joint Plan of Liquidation of National

Steel Corporation and its Affiliated Debtors and Debtors in Possession, as

modified (the "Plan").

         The Plan contemplates that all remaining assets will be disposed of,

all cash proceeds (net of expenses) will be distributed to creditors, and that all administrative tasks required to complete the wind-down of the debtors'

estates and their ultimate dissolution would be completed. In addition to providing for these things, the Plan sets forth how net cash proceeds available for distribution to various creditor constituencies will be allocated and paid.




Safe harbor:
All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors, including factors affecting the steel industry generally, could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward looking statements. Additional information concerning certain of these factors is available in the Company's Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended June 30, 2003.

                                     # # #